                                                                      EXHIBIT 1


                         FITZGERALDS GAMING CORPORATION
                               301 FREMONT STREET
                            LAS VEGAS, NEVADA  89101

                              ___________________

                          SOLICITATION OF CONSENTS OF
                                   HOLDERS OF
                       13% SENIOR SECURED NOTES DUE 2002
                            WITH CONTINGENT INTEREST



                               December 23, 1996

To Holders of 13% Senior Secured
Notes due 2002 With Contingent Interest:

         This Consent Solicitation Statement is being furnished to registered holders (the "Holders") of the 13% Senior Secured Notes due 2002 With Contingent Interest (the "FGC Notes") of Fitzgeralds Gaming Corporation (the "Company") in connection with the solicitation by the Board of Directors of the Company of the consent of the Holders to certain amendments to the Indenture dated as of December 19, 1995 (the "Indenture") among the Company, as Issuer, Fitzgeralds South, Inc., Fitzgeralds Reno, Inc., Fitzgeralds Incorporated, Fitzgeralds Las Vegas, Inc., Fitzgeralds Mississippi, Inc. (formerly named Polk Landing Entertainment Corporation), and Fitzgeralds Black Hawk, Inc., as Subsidiary Guarantors, and Wells Fargo Bank, N.A. (formerly First Interstate Bank of Nevada, N.A.), as Trustee, and to conforming amendments to the FGC Notes and the Collateral Documents (as such term is defined in the Indenture), as necessary.

         The Company's Annual Report on Form 10-K for the year ended December 31, 1995 and Quarterly Reports on Form 10-Q (or Form 10-Q/A) for the quarters ended March 31, June 30 and September 30, 1996 are attached hereto as Exhibit A and incorporated herein by this reference. The Company's business is subject to certain risks, including those described in the Company's Registration Statement on Form S-1, File No. 33- 94624, under the heading "Risk Factors", which are incorporated herein by this reference.

Proposed Senior Secured Borrowing

         As stated in the Company's Quarterly Report on Form 10-Q/A for the quarter ended September 31, 1996, based on the Company's current cash position and anticipated cash flows and expenses, management believes that in order to maintain prudent levels of cash reserves while remaining current on all obligations, including the FGC Notes, the Company requires additional funding. Accordingly, the Company has reached an oral agreement in principal for a two-year loan (the "New Loan") on the terms described herein, subject to the consent of the holders of the FGC Notes and to completion of satisfactory documentation.

Holders of 13% of Senior Secured
Notes due 2002 With Contingent Interest
December 23, 1996
Page 2



         The New Loan is anticipated to be made by Trust Company of the West, a Holder of FGC Notes (and/or its affiliates which hold FGC Notes), and such other Holders (and/or their affiliates) which elect to participate (up to their pro rata share of the FGC Notes, calculated on the basis of all holdings of affiliates) in such New Loan. The New Loan, which will have a face amount of $5,882,000, will provide $4,899,700 in net proceeds to the Company. The New Loan will mature on December 31, 1998, but may be retired earlier at any time at the option of the Company, and will bear interest at 13% per annum, payable semi-annually. Repayment of the New Loan will be guaranteed by the Subsidiary Guarantors (as in the case of the FGC Notes) pursuant to a Subsidiary Guarantee (the "New Subsidiary Guarantee"). The New Loan and New Subsidiary Guarantee will be secured, directly or indirectly, by some or all of the same assets of the Company and its subsidiaries which serve as collateral for the FGC Notes. However, the New Loan will rank senior to the FGC Notes and the liens securing the New Loan will rank senior to the liens securing the FGC Notes pursuant to the subordination provisions of a First Supplemental Indenture (in substantially the form attached hereto as Exhibit B). As a result of such subordination, the new lender(s) will be entitled to have the New Loan paid from the proceeds obtained upon liquidation of the Company's assets before any such proceeds are used to pay the FGC Notes. Similarly, in the event of a sale of assets requiring the application of net cash proceeds to repurchase FGC Notes, the new lenders will be entitled to have their New Loan repaid first. Except as described above, the covenants, events of default and other provisions imposed under the New Loan will be substantially the same as those contained in the Indenture governing the FGC Notes. The New Loan is expected to be funded on or about December 27, 1996.

         The foregoing description of the terms of the New Loan is qualified by the First Supplemental Indenture and the Summary of Terms attached hereto as Exhibits B and C.

Management Changes

         In an effort to reduce administrative costs, the Company intends to reduce the size of its Board of Directors to three members and to restructure the Board's current membership by replacing the Company's two outside directors with executive officers who will serve on the Board without separate compensation therefor. In addition, Jerome Turk will resign his positions as Chairman of the Board and a Director and become a part-time consultant to the Company.

Holders of 13% of Senior Secured
Notes due 2002 With Contingent Interest
December 23, 1996
Page 3



Proposed Amendments

         The incurrence of the New Loan will require certain amendments (the "Amendments") to the Indenture as described below, to which we hereby request your consent. The Amendments, if approved, will be effected through the First Supplemental Indenture (and through conforming amendments to the FGC Notes and the Collateral Documents, as necessary).

         1. Section 1012(h) of the Indenture currently permits the Company to incur up to $20 million in Pari Passu Indebtedness or Subordinated Indebtedness, but does not currently permit Indebtedness which is senior in right of payment to the FGC Notes or which is payable earlier or more rapidly than the FGC Notes. The First Supplemental Indenture modifies Section 1012(h) and adds a new Section 1012(i) to permit the Company to incur (on a one-time basis) the New Loan. The amendments will not allow the Company to incur more Indebtedness than it may now incur.

         2. Section 1017(a) of the Indenture permits the Company to incur Permitted Liens on the Collateral, which include Liens incurred in connection with the borrowing of permitted Pari Passu Indebtedness and Subordinated Indebtedness. The First Supplemental Indenture supplements the definition of Permitted Liens to permit the incurrence of Liens on the Collateral to secure obligations arising from the New Loan, which Liens will be senior to the Liens in favor of the FGC Notes.

         3. Section 1016 of the Indenture generally requires that net cash proceeds from an asset sale (i) be reinvested in a gaming or related business or applied against an offer to repurchase FGC Notes and (ii) prior thereto, be held in a special deposit account pledged for the benefit of the holders of the FGC Notes. The First Supplemental Indenture provides that net cash proceeds not reinvested in a gaming or related business will be applied first to the repurchase or retirement of the New Loan. In addition, net cash proceeds must be held in a special deposit account pledged for the benefit of the New Loan first and the holders of the FGC Notes second.

         4. The First Supplemental Indenture authorizes the Collateral Agent to enter into a written agreement (and such other documents as necessary) to accept and hold senior Liens granted to secure the New Loan obligations and to effect the subordination of the Liens in favor of the FGC Notes.

         5. The First Supplemental Indenture adds to the Indenture definitive provisions by which the FGC Notes are fully subordinated to the New Loan obligations.

                 In addition to the foregoing, the Indenture will be amended through the First Supplemental Indenture to clarify that Fitzgeralds Black Hawk, Inc. (or another subsidiary of the

Holders of 13% of Senior Secured
Notes due 2002 With Contingent Interest
December 23, 1996
Page 4




Company) may grant a lien on the Fitzgeralds Black Hawk Casino in order to secure Non-Recourse Indebtedness to fund the acquisition of the balance of the outstanding membership interests in 101 Main Street, LLC, the owner of that property. In such event, the Fitzgeralds Black Hawk Casino (and other assets of 101 Main Street) will become an Excluded Asset and, as a result, will not be pledged as Collateral. Accordingly, the Subsidiary Guarantee entered into by 101 Main Street (at such time as it becomes a Subsidiary Guarantor) will be unsecured. In addition, such Subsidiary Guarantee will not become enforceable until such time as the lender of the new Non-Recourse Indebtedness exercises any default remedy under the agreements therefor. However, the membership interests in 101 Main Street, LLC will be pledged as Collateral for the New Loan and the FGC Notes in the same priority as the other Collateral therefor.

                 The foregoing description of the Amendments is qualified by reference to the form of First Supplemental Indenture attached hereto as Exhibit B.

Required Approval and Revocation of Consents

                 The Indenture requires that Holders of all of the FGC Notes outstanding consent to the Amendments (the "Requisite Consents") in order for the Amendments to become effective. As of the date hereof, the aggregate principal amount of the FGC Notes outstanding is $123 million. Accordingly, the consent of Holders of $123 million principal amount of the FGC Notes will be required in order for the Amendments to be approved.

                 The Indenture provides that until an amendment or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of an FGC Note or a portion of an FGC Note that evidences the same debt as the consenting Holder's Note, even if notation of the consent is not made on the FGC Note. Any Holder, however, may revoke the consent as to its FGC Note by a written notice to the trustee, if such notice is received by the trustee before the date on which the Amendments become effective. The Company and the trustee may put notations on FGC Notes indicating that the Holder thereof has consented to the Amendments to the Indenture.

Effective Date

                 When the Requisite Consents have been received, the Company will deliver to the Trustee any board resolutions and other documents that may be required under the Indenture. Upon receipt of such consents and materials, the Trustee shall execute the First Supplemental Indenture. The effective date of the First Supplemental Indenture will be the date it is executed by the Trustee and the Company. Promptly after the effective date of the First Supplemental Indenture, the Company will mail the notice required by the Indenture to the Holders announcing the effectiveness of the Amendments. The Company and the trustee do not intend to issue new forms of FGC Notes after the effective date of the Amendments.

Holders of 13% of Senior Secured
Notes due 2002 With Contingent Interest
December 23, 1996
Page 5




DELIVERY OF CONSENT

                 TO INDICATE YOUR CONSENT TO THE AMENDMENTS, PLEASE SIGN THIS LETTER (OR A COPY HEREOF) IN THE SPACE PROVIDED BELOW AND RETURN TO THE TRUSTEE (WITH A COPY TO THE COMPANY) BY FACSIMILE AND BY OVERNIGHT COURIER AT THE FOLLOWING ADDRESS ON OR BEFORE 5:00 P.M. E.S.T. ON DECEMBER 24, 1996:

                                  WELLS FARGO BANK, N.A.
                                  633 17TH STREET
                                  DENVER, COLORADO  80202
                                  ATTENTION:  CORPORATE TRUST ADMINISTRATION
                                  FACSIMILE:  (303) 293-5257

This consent solicitation statement is being delivered to the registered Holders on the books of the trustee as of the date hereof.


                                             BY ORDER OF THE BOARD OF DIRECTORS

                                             Phillip D. Griffith, President

         1. The undersigned hereby consents to the Amendments described in the foregoing Consent Solicitation Statement dated December 23, 1996 as of the date indicated below.

         2. The Trustee and Collateral Agent are hereby directed by the undersigned to execute and deliver the First Supplemental Indenture and Priority Notes Collateral Documents. This direction shall survive the transfer of all or any portion of the Notes.

         3. The undersigned acknowledges that (i) the Company offered to it to make available all financial and other information it desires, (ii) it has received and reviewed such information concerning the financial performance and position of the Company as it deems appropriate, (iii) it has been given access to, and ample opportunity to ask questions of, the Company's management regarding the New Loan and the purpose therefor and (iv) it has fully considered the foregoing consent and, to the extent deemed necessary, consulted its counsel with regard thereto.

         4. The undersigned represents and warrants to the Company, the Trustee and the holders of the New Loan obligations that:

                 (a) the undersigned owns and is the sole Holder of (or it has full power and authority to act for and bind by the provisions hereof a partnership, fund or account which owns and is the sole Holder of) $_________________________________________________
         principal amount of the FGC Notes, represented by certificate number(s) _________________ _______________________________________,
         free and clear of all liens and encumbrances;

                 (b) the undersigned has duly executed and delivered this consent in compliance with all laws and regulations applicable to it and all agreements binding upon it, by an officer or agent thereunto duly authorized (with full power and authority to bind each such fund and account for which it is acting);

                 (c) the undersigned will cause the following legend to be placed conspicuously on the face of each Note Unit Certificate or Note Certificate of which it (or such partnership, fund and account for which it is acting) is the Holder and acknowledges that each person to which it transfers any such Note Unit Certificate or Note Certificate shall be bound by the terms of the First Supplemental Indenture:

                 The principal of (and premium, if any) and interest, including Contingent Interest, on the indebtedness represented hereby and all other obligations hereunder and the Subsidiary Guarantee are subordinated as set forth in the First Supplemental Indenture dated as of December 27, 1996; and

                 (d) The undersigned hereby acknowledges and understands that pursuant to the First Supplemental Indenture and the Priority Notes Collateral Documents, the Notes will become Subordinated Claims and as such will be subordinated to all Senior Claims (as those terms are defined in the First Supplemental Indenture).


Holder: _____________________________                  Date: December ___, 1996

       By:  _________________________
            Name:
            Title:

                                   EXHIBIT A
                                  PART 1 OF 4

                         FITZGERALDS GAMING CORPORATION
                                   FORM 10-K
                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995

                          INCORPORATED BY REFERENCE TO
                              SEC FILE NO. 0-26518


                                   EXHIBIT A
                                  PART 2 OF 4

                         FITZGERALDS GAMING CORPORATION
                                   FORM 10-Q
                 FOR THE QUARTERLY PERIOD ENDED MARCH 31, 1996

                          INCORPORATED BY REFERENCE TO
                              SEC FILE NO. 0-26518


                                   EXHIBIT A
                                  PART 3 OF 4

                         FITZGERALDS GAMING CORPORATION
                                   FORM 10-Q
                  FOR THE QUARTERLY PERIOD ENDED JUNE 30, 1996

                         INCORPORATED BY REFERENCED TO
                              SEC FILE NO. 0-26518


                                   EXHIBIT A
                                  PART 4 OF 4

                         FITZGERALDS GAMING CORPORATION
                                  FORM 10-Q/A
               FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 29, 1996

                          INCORPORATED BY REFERENCE TO
                              SEC FILE NO. 0-26518

                                                                       EXHIBIT B

                                                                           DRAFT
                                                                        12/23/96


================================================================================

                         FITZGERALDS GAMING CORPORATION
                                     Issuer

                                       AND

                             FITZGERALDS SOUTH, INC.
                             FITZGERALDS RENO, INC.
                            FITZGERALDS INCORPORATED
                           FITZGERALDS LAS VEGAS, INC.
                   FITZGERALDS FREMONT EXPERIENCE CORPORATION
                  FITZGERALDS MISSISSIPPI, INC. (FORMERLY POLK
                       LANDING ENTERTAINMENT CORPORATION)
                          FITZGERALDS BLACK HAWK, INC.
                              Subsidiary Guarantors

                                       AND

                        WELLS FARGO BANK, N.A. (FORMERLY
                     FIRST INTERSTATE BANK OF NEVADA, N.A.)
                                     Trustee



                          ----------------------------

                          FIRST SUPPLEMENTAL INDENTURE

                          ----------------------------


                          Dated as of December __, 1996


                                  $123,000,000

           13% Senior Secured Notes Due 2002 With Contingent Interest


================================================================================

                                                                           DRAFT
                                                                        12/23/96



         FIRST SUPPLEMENTAL INDENTURE (hereinafter, the "FIRST SUPPLEMENTAL INDENTURE"), dated as of December __, 1996, among FITZGERALDS GAMING CORPORATION, a Nevada corporation, as Issuer (the "COMPANY"), and FITZGERALDS SOUTH, INC., a Nevada corporation, FITZGERALDS INCORPORATED, a Nevada corporation, FITZGERALDS LAS VEGAS, INC., a Nevada corporation, FITZGERALDS FREMONT EXPERIENCE CORPORATION, a Nevada corporation, FITZGERALDS MISSISSIPPI, INC. (formerly named POLK LANDING ENTERTAINMENT CORPORATION), a Mississippi corporation, and FITZGERALDS BLACK HAWK, INC., a Nevada corporation, as Subsidiary Guarantors, and WELLS FARGO BANK, N.A. (formerly FIRST INTERSTATE BANK OF NEVADA, N.A.), as Trustee (the "TRUSTEE").


         A. The Company and the Subsidiary Guarantors have executed and delivered to the Trustee an Indenture dated as of December 19, 1995 (the "Indenture"), providing for the issuance of $123,000,000 principal amount of the Company's 13% Senior Secured Notes due 2002 with Contingent Interest (THE "NOTES").

         B. The Company and the Subsidiary Guarantors desire to amend the Indenture in accordance with Article Nine thereof as follows, which amendments have been authorized by the holders of all of the outstanding Notes pursuant to
Section 902 of the Indenture.

                          ----------------------------


         In consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Subsidiary Guarantors and the Trustee hereby amend the Indenture as follows:

                  1. SECTION 101 IS HEREBY AMENDED TO ADD THE FOLLOWING DEFINED TERMS (TO APPEAR IN ALPHABETICAL ORDER WITH ALL DEFINED TERMS IN SUCH SECTION
101) TO READ IN THEIR ENTIRETIES AS FOLLOWS:

                  "BANKRUPTCY CODE" means Title 11 of the United States Code.

                  "BANKRUPTCY, INSOLVENCY OR LIQUIDATION PROCEEDING" means (i) any case commenced by or against the Company or any Subsidiary Guarantor under any chapter of the Bankruptcy Code, any other proceeding for the reorganization, recapitalization or adjustment or marshaling of the assets or liabilities of the Company or any Subsidiary Guarantor, any receivership or assignment for the benefit of creditors relating to the Company or any Subsidiary Guarantor or any similar case or proceeding relative to the Company or any Subsidiary Guarantor or their respective creditors, as such, in each case whether or not voluntary,
(ii) any liquidation, dissolution, marshaling of assets or liabilities or other winding up of or relating to the Company or any Subsidiary Guarantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency, and (iii) any other proceeding of any type or nature in which claims against the Company or any Subsidiary Guarantor generally are determined, proven or paid.

                  "DISALLOWED POST-PETITION INTEREST/EXPENSE CLAIMS" means any claim for interest on the Priority Notes (including accretion of original issue discount and any applicable post-default rate) accruing after the commencement of any Bankruptcy, Insolvency or Liquidation Proceeding at the rate (including any applicable post-default rate) set forth in the Priority Notes or the Priority Notes Agreement or for fees, expense reimbursements, indemnification or other similar obligations arising or accruing under the Priority Notes Agreement after the commencement of any Bankruptcy, Insolvency or Liquidation Proceeding, if such claim is not allowed, allowable or enforceable in such Bankruptcy, Insolvency or Liquidation Proceeding.

                  "DISCHARGE OF THE PRIORITY OBLIGATIONS" means that all Priority Note Obligations and all Senior Claims (except indemnification obligations which are then contingent and as to which no payment is then due and no claim or demand has then been made) have been paid in full and in cash.

                  "FIRST SUPPLEMENTAL INDENTURE" means the First Supplemental Indenture dated as of December 27, 1996, among the Company, the Subsidiary Guarantors and Wells Fargo Bank, N.A., as successor Trustee.

                  "FITZGERALDS BLACK HAWK" means Fitzgeralds Black Hawk Casino located in Black Hawk, Colorado.

                  "PRIORITY NOTE OBLIGATIONS" means the obligations of the Company to pay principal of (and premium, if any) and interest (including accretion of original issue discount and any applicable post-default rate) on the Priority Notes, all guaranties thereof made by any Subsidiary Guarantors, and all obligations of the Company or any Subsidiary Guarantor for fees, expense reimbursement, compensation, indemnification or other similar obligations at any time arising or accruing under the Priority Notes Agreement.

                  "PRIORITY NOTES" means the Company's Priority Secured Notes due December 31, 1998 outstanding pursuant to the Priority Notes Agreement and all other instruments evidencing the indebtedness that is evidenced by such Priority Secured Notes, as such Priority Secured Notes and instruments from time to time may be amended.

                  "PRIORITY NOTES AGREEMENT" means the Note Purchase Agreement dated as of December 27, 1996, among the Company, the Subsidiary Guarantors and the purchasers listed on the signature pages thereto, as such agreement from time to time may be amended.

                  "PRIORITY NOTES COLLATERAL" means all Collateral upon which a Lien securing any of the Priority Note Obligations is held by the Trustee or Collateral Agent.

                  "PRIORITY NOTES COLLATERAL DOCUMENTS" means the Global Amendment to Collateral Documents dated as of December 27, 1996, by and among the Company and the then Subsidiary Guarantors and Trustee, all Collateral Documents executed and delivered after delivery of the First Supplemental Indenture and prior to Discharge of the Priority Obligations, and each other instrument or agreement by which any of the Priority Note Obligations becomes secured by any Lien granted to the Trustee or Collateral Agent.

                  "PRIORITY NOTES DEFAULT" means the failure to pay when due any principal of or interest on the Priority Notes or any event upon the occurrence of which one or more of the holders of Priority Notes are permitted (under the terms of the Priority Notes Agreement) either to accelerate the maturity of the Priority Notes or to direct the Trustee or Collateral Agent to foreclose upon or enforce any Lien upon any Priority Notes Collateral and specifically includes each "Event of Default," as that term is defined in the Priority Notes Agreement as in effect on the date of the First Supplemental Indenture.

                  "SENIOR CLAIMS" means the Priority Note Obligations and Disallowed Post-Petition Interest/Expense Claims.

                  "SUBORDINATED CLAIMS" means the principal of (and premium, if any) and interest, including Contingent Interest, on the Notes and all other obligations arising under the Notes and Subsidiary Guarantee.

                  2. SECTION 101 IS HEREBY FURTHER AMENDED TO MODIFY THE FOLLOWING DEFINED TERMS TO READ IN THEIR ENTIRETIES AS FOLLOWS:

                  "COLLATERAL" means all property and interests in property now owned or hereafter acquired by any Note Party in or upon which a Lien is granted for the benefit of the Beneficiaries (whether directly or by way of assignment of a Lien granted to the Company) and, until Discharge of the Priority Obligations, the Holders of Priority Note Obligations under any of the Collateral Documents.

                  "COLLATERAL AGENT" means (i) First Interstate, as collateral agent for itself and the Holders and, until Discharge of the Priority Obligations, the Holders of Priority Note Obligations under the Collateral Documents, or (ii) the "Collateral Agent" as defined in and under any Intercreditor Agreement.

                  "COLLATERAL DOCUMENTS" means, collectively, (i) the Company Accounts Pledge Agreement, the Company Pledge Agreement, the Company Security Agreement, the Subsidiary Pledge Agreement, the Subsidiary Security Agreement, the FLVI Mortgage, the FRI Mortgage (if any), the PLEC Mortgage, the PLEC Ship Mortgage, and the Disbursement Agreements, and (ii) any other Mortgages, Ship Mortgages, Accounts Pledge Agreements and other security documents entered into by the Company or any Restricted Subsidiary to secure their respective obligations under the Note Documents, in each case as amended from time to time, including amendments pursuant to any Priority Notes Collateral Document.

                  "EXCLUDED ASSETS" means:


                  (i) the leased portions of Fitzgeralds Las Vegas, unless and until the consent of the related lessors to pledge the leases is obtained,


                  (ii) except to the extent such assets are covered by Exhibit A to the FLVI Mortgages, the assets of FRI, including Fitzgeralds Reno, but only for so long as such assets are subject to a Lien listed on Schedule 101B (or any Permitted Lien under clause (g) of the definition of "Permitted Lien" with respect to such Lien);


                  (iii) cash, deposit accounts and other cash equivalents, including those derived from the operation of Gaming Equipment (as defined in the Company Security Agreement or the Subsidiary Security Agreement) and related food and beverage service, but excluding (A) those included in the Note Proceeds Accounts, Note Proceeds Account Collateral or Asset Sale Account Collateral, (B) proceeds, products, rents and issues of any Collateral (other than proceeds and products of food, beverage and gift shop inventories), and (C) without limitation of clause (B), all rights to payment and payments for hotel room occupancy (and related reservations, tour and junket proceeds, and deposits for convention and party reservations);


                  (iv) (A) any equipment subject to Liens listed on Schedule 101B securing Existing Indebtedness and (B) any newly acquired or leased assets financed with Permitted FF&E Financing or Non-Recourse Indebtedness to the extent that a Lien on any such assets is expressly prohibited by the terms of such permitted FF&E Financing or Non-Recourse Indebtedness and the lender under such Permitted FF&E Financing or Non-Recourse Indebtedness has not consented to a Lien on such assets;


                  (v) any agreement with a third party, existing on the date on which the relevant Collateral Document is required to be executed hereunder, that prohibits the grant of a Lien on such agreement or any of the relevant rights thereunder without the consent of such party or under which a consent to such grant is otherwise required, which consent has not been obtained, except to the extent rights under any such agreement are covered by Section 9-318 of the relevant Uniform Commercial Code (or any successor provision);


                  (vi) any license, permit or other Governmental Approval that, under the terms and conditions of such Governmental Approval or under Applicable Law, cannot be subjected to a Lien in favor of the Company or the Collateral Agent, as applicable, without the consent of the relevant Governmental Authority, which consent has not been obtained;

                  (vii)    Capital Stock of any Unrestricted Subsidiary; and


                  (viii) In the event that a Subsidiary Guarantor Incurs Permitted Black Hawk Indebtedness in the form of Non-Recourse Indebtedness to acquire Main Street pursuant to the Main Street Option Agreement, Fitzgeralds Black Hawk and the other assets, if any, of Main Street;

                  provided, however, that Excluded Assets shall not include the proceeds, products, rents, issues, income and profits (collectively, the "PROCEEDS") of the assets referred to in clause (i), (ii), (iv), (v), (vi) or
(vii) above to the extent such Proceeds do not constitute Excluded Assets pursuant to clause (iii) above.

                  "PARI PASSU INDEBTEDNESS" means Indebtedness of the Company or any Subsidiary Guarantor that (i) is not Subordinated Indebtedness, (ii) except in the case of Permitted Construction Indebtedness, matures not before the Stated Maturity, (iii) except in the case of Permitted Construction Indebtedness, has an Average Life not shorter than that applicable to the Notes, and (iv) if such Indebtedness is secured by any assets, (A) the Notes or the Subsidiary Guarantee of such Subsidiary Guarantor, as the case may be, are secured by a first Priority Lien on the same assets, and (B) the Lien securing such Indebtedness is equal and ratable with the Lien securing the Notes or the Subsidiary Guarantee, as applicable, pursuant to an Intercreditor Agreement; provided that such Liens shall be subject and subordinate to Liens under the Priority Notes Collateral Documents securing Priority Note Obligations.

                  "PERMITTED BLACK HAWK INDEBTEDNESS" means, in the alternative, either (x) Pari Passu Indebtedness or Subordinated Indebtedness of the Company (and Pari Passu Indebtedness or Subordinated Indebtedness of any Subsidiary Guarantor in the form of Guarantees of such Pari Passu Indebtedness or Subordinated Indebtedness of the Company, as applicable) or (y) Non-Recourse Indebtedness of any Subsidiary Guarantor, in each case in respect of the purchase price payable by the Company to exercise its rights to acquire membership interests in Main Street pursuant to the Main Street Option Agreement (including Indebtedness of Main Street outstanding at the time of such acquisition), provided that such Indebtedness does not exceed in aggregate principal amount (including any Refinancing Indebtedness with respect to such Indebtedness and together with any Indebtedness of Main Street outstanding at the time of such incurrence) the lesser of (a) $65,000,000 and (b) in the case of Pari Passu Indebtedness only, 75% of the higher of (i) such purchase price and (ii) the Fair Market Value of the membership interests so purchased, as set forth in an appraisal from a national or regional independent investment banking firm with recognized experience in the gaming industry, which appraisal shall have been delivered to the Trustee.

                  "PERMITTED INTERCOMPANY LOAN" means any loan made by the Company to any Restricted Subsidiary that (i) is evidenced by a Permitted Intercompany Note, (ii) provides for interest payments at the same rate and at the same times as the Notes and the principal amount of and all accrued interest on such loan is due and payable on demand, (iii) ranks at least pari passu in right of payment with all other Indebtedness of such Restricted Subsidiary, except as contemplated by the Company Pledge Agreement, (iv) except as provided herein, is secured by a Lien on substantially all assets of such Restricted Subsidiary other than Negative Pledge Assets, which Lien shall be (a) of first Priority or, in the case of a Restricted Subsidiary that is a Subsidiary Guarantor, which Lien shall be subject only to a prior Lien (or, until Discharge of the Priority Obligations, junior Lien) on the same assets securing the Subsidiary Guarantee, and (b) equal and ratable with any other Liens securing Indebtedness on the same assets pursuant to an Intercreditor Agreement, and (v) together with the Permitted Intercompany Note and any related Collateral and Liens, is pledged to the Collateral Agent for the benefit of the Holders and, until Discharge of the Priority Obligations, the Holders of Priority Note Obligations.

                  "PERMITTED LIENS" means any of the following:

                  (a) Liens arising by reason of any judgment, decree or order of any court only to the extent for an amount and for a period not resulting in an Event of Default with respect thereto and so long as such Lien is being contested in good faith and is adequately bonded, and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order shall not have been finally adversely terminated or the period within which such proceedings may be initiated shall not have expired;

                  (b) Security for the performance of bids, tenders, trade, contracts (other than contracts for the payment of money) or leases, surety bonds, performance bonds and other obligations of a like nature Incurred in the ordinary course of business or appeal bonds, and public and statutory bonds;

                  (c) Liens (other than Liens arising under ERISA) for taxes, assessments or other governmental charges not yet due or which are being contested in good faith and by appropriate proceedings by the Company if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

                  (d) Liens of carriers, warehouse men, mechanics, landlords, material men, repairmen or other like Liens arising by operation of law in the ordinary course of business (other than Liens arising under ERISA) and consistent with industry practices and Liens on deposits made to obtain the release of such Liens if (i) the underlying obligations are not overdue for a period of more than 30 days or (ii) such Liens are being contested in good faith and by appropriate proceedings by the Company and adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

                  (e) Easements, rights of way, zoning and similar restrictions and other similar encumbrances or title defects incurred in the ordinary course of business and consistent with industry practices that, in the aggregate, are not substantial in amount, and that do not in any case materially detract from the value of the property subject thereto (as such property is used by the Company or a Subsidiary) or interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries; provided that any such Liens are not incurred in connection with any borrowing of money or any commitment to loan any money or to extend any credit;

                  (f) Pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security legislation;

                  (g) Liens, incurred in connection with the Incurrence of Refinancing Indebtedness in compliance with this Indenture with respect to Indebtedness secured by Liens, provided (i) such Liens do not extend to any additional property or assets, (ii) if the Liens securing the Indebtedness being refinanced, retired or amended by such Refinancing Indebtedness was subordinated to or pari passu with the Liens securing the Notes, the Subsidiary Guarantee or any Permitted Intercompany Loan, as applicable, such new Liens are subordinated to or pari passu with such Liens to the same extent, and any related subordination or intercreditor agreement is confirmed, and (iii) such Liens are no more adverse to the interests of Holders than the Liens replaced or extended thereby;

                  (h) Such Liens and items described in paragraph (e) above in existence and outstanding on the Issue Date as are disclosed in the policies of title insurance issued on or about the Issue Date;

                  (i) Liens that secure Indebtedness of any Person existing at the time such Person becomes a Subsidiary of the Company or is merged or consolidated into or with the Company or a Subsidiary of the Company, provided that such Liens do not extend to or cover any other property or assets and were not put in place in anticipation of such acquisition;

                  (j) Liens in favor of the Collateral Agent (including, in the case of Liens securing Permitted Intercompany Loans, as collateral agent for the Company) under the Collateral Documents;

                  (k) Liens in favor of the Company or any Subsidiary Guarantor, which are assigned to the Trustee as Collateral;

                  (l) Liens of the Company or its Restricted Subsidiaries in existence on the Issue Date and set forth on Schedule 101B;

                  (m) with respect to any vessel included in the Collateral, maritime Liens for crew's wages, general average, salvage and damages arising out of maritime torts permitted to exist pursuant to Section 4.6 of the related Ship Mortgage;

                  (n) Liens that secure Pari Passu Indebtedness or Subordinated Indebtedness, other than Non-Recourse Indebtedness, (a) permitted to be Incurred under clauses (d), (e), (f) (if to refinance Existing Indebtedness of FRI) and
(h) of Section 1012 (or constituting Refinancing Indebtedness with respect to such Indebtedness), which Liens may cover the assets financed with such Indebtedness as well as other Collateral;

                  (o) Liens that secure Non-Recourse Indebtedness permitted to be Incurred pursuant to clauses (d), (e) and (h) of Section 1012 (or constituting Refinancing Indebtedness with respect to such Indebtedness), which Liens under shall attach only to the assets of the Restricted Subsidiary Incurring such Indebtedness;

                  (p) Liens that secure Permitted FF&E Financing permitted to be Incurred under clause (c) of Section 1012, which Liens shall not attach to any assets other than the assets financed thereby; and

                  (q) Liens granted to the Trustee or Collateral Agent to secure the Priority Note Obligations.

                  "RESTRICTED PAYMENT" means, with respect to any Person,

                  (a) the declaration or payment of any dividend or other distribution in respect of Equity Interests of such Person (including the Preferred Stock) or any Subsidiary of such Person (other than dividends or distributions payable in Equity Interests (other than Disqualified Capital Stock) of the Company, dividends or distributions payable to the Company or any Wholly Owned Subsidiary of the Company that is a Subsidiary Guarantor, and pro rata dividends or distributions payable to a minority stockholder of a Subsidiary of the Company);

                  (b) any payment on account of the purchase, redemption or other acquisition or retirement for value of Equity Interests of such Person or any Subsidiary of such Person other than any such Equity Interests owned by the Company or any Subsidiary Guarantor, and other than a redemption of the Preferred Stock required as a result of an order of any Gaming Authority (provided no Default or Event of Default then exists);

                  (c) any purchase, redemption, or other acquisition or retirement for value of, any payment in respect of any amendment of the terms of or any defeasance of, any Subordinated Indebtedness or Senior Indebtedness (unless Notes are purchased, redeemed or otherwise acquired or retired for value on a pro rata basis with such Senior Indebtedness and except for (i) any such purchase, redemption, acquisition, retirement or payment of Priority Note Obligations, (ii) any Refinancing of such Senior Indebtedness (other than the Priority Notes) with Refinancing Indebtedness and (iii) the reduction of amounts outstanding under revolving lines of credit), directly or indirectly, by such Person or a Restricted Subsidiary of such Person prior to the scheduled maturity, any scheduled repayment of principal, or scheduled sinking fund payment, as the case may be, of such Indebtedness; and

                  (d) any Restricted Investment by such Person.

                  3. SECTION 201 IS HEREBY AMENDED TO ADD A NEW PARAGRAPH AT THE END THEREOF TO READ IN ITS ENTIRETY AS FOLLOWS:

                  Each Note Unit Certificate and Note Certificate issued by the Trustee after the date of the First Supplemental Indenture and prior to Discharge of the Priority Obligations shall include the following legend:

                     The principal of (and premium, if any) and interest, including Contingent Interest, on the indebtedness represented hereby and all other obligations hererunder and the Subsidiary Guarantee are subordinated as set forth in the First Supplemental Indenture dated as of December 27, 1996.

                  4. SECTION 501 IS HEREBY AMENDED TO MODIFY PARAGRAPH (E) TO READ IN ITS ENTIRETY AS FOLLOWS:

                  (e) default under any indenture, loan agreement, mortgage, bond, promissory note or other agreement or instrument (other than any Note Document), under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary, or the payment of which is Guaranteed by the Company or any Restricted Subsidiary, whether such Indebtedness exists on the Issue Date or is created or Incurred thereafter, and such default is either (i) caused by a failure to pay when due principal or interest on such Indebtedness within any grace period applicable thereto (a PAYMENT Default") or (ii) results in or requires the prepayment, repurchase, redemption, or defeasance of any such Indebtedness prior to its express maturity, or requires that the Company or any Restricted Subsidiary offer to take any of the foregoing actions (any such event, an ACCELERATION") and, in each case, either (i) such Indebtedness consists of Priority Note Obligations or (ii) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or with respect to which there has been an Acceleration, aggregates $5,000,000 or more; or

                  5. SECTION 503 IS HEREBY AMENDED TO ADD A NEW PARAGRAPH AT THE END THEREOF TO READ IN ITS ENTIRETY AS FOLLOWS:

                  Subject to the provisions of Article Six, prior to Discharge of the Priority Obligations, the Trustee shall foreclose on the Collateral and otherwise enforce its Liens on the Collateral, or direct the Collateral Agent to foreclose upon the Collateral and enforce its Liens on the Collateral, in accordance with any lawful and commercially reasonable instructions given by Holders of a majority in principal amount of Outstanding Notes, by Act of such Holders delivered to the Company and the Trustee; provided, however, that if the Trustee receives written notice signed by the holders of a majority in principal amount of outstanding Priority Notes, stating that the Priority Notes are due and payable in full (whether at maturity, by acceleration or otherwise) and have not been paid in full and that such holders direct the Trustee to foreclose upon or enforce the Liens upon the Priority Notes Collateral, then the Trustee shall commence and prosecute such foreclosure and enforcement, or direct the Collateral Agent to do so, in any manner which the Trustee determines to be lawful, commercially reasonable, reasonably prudent and reasonably expeditious. In making such determination, the Trustee may consider and act upon any such lawful and commercially reasonable instructions given by Holders of a majority in principal amount of Outstanding Notes. All proceeds of such foreclosure and enforcement shall be applied in the order of priority set forth in Section 506.

                  6. SECTION 504 IS HEREBY AMENDED TO MODIFY CLAUSE "THIRD" THEREOF TO READ IN ITS ENTIRETY AS FOLLOWS:

                  THIRD: To the payment, first and on a priority basis, of all Priority Note Obligations and Senior Claims and, second after Discharge of the Priority Obligations, to the payment of the amounts then due and unpaid upon the Notes for principal (and premium, if any) and interest, in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the amounts due and payable on such Notes for principal (and premium, if any) and interest;

                  7. SECTION 512 IS HEREBY AMENDED TO ADD A NEW CLAUSE (C) TO READ IN ITS ENTIRETY AS FOLLOWS (AND TO MOVE THE WORD "AND" FROM THE END OF CLAUSE (A) TO THE END OF CLAUSE (B)):

                  (c) The Trustee shall foreclose upon and enforce the Priority Notes Collateral as provided in the last paragraph of Section 503.

                  8. SECTION 902 IS HEREBY AMENDED TO ADD A NEW CLAUSE (III) AT THE END OF PARAGRAPH (A) TO READ IN ITS ENTIRETY AS FOLLOWS (AND TO MOVE THE WORD "AND" FROM THE END OF SUBCLAUSE (F) OF CLAUSE (I) OF PARAGRAPH (A) TO THE END OF CLAUSE (II) OF PARAGRAPH (A)):

                  (iii) until Discharge of the Priority Obligations, no such supplemental indenture shall, without the written consent of the holders of at least 66 2/3% in principal amount of outstanding Priority Notes, amend, qualify, negate, discharge or limit the effect of any of the provisions added to this Indenture pursuant to the First Supplemental Indenture or any Lien securing Priority Note Obligations.

                  9. SECTION 1012 IS HEREBY AMENDED TO MODIFY CLAUSE (H) AND TO ADD CLAUSE (I) TO READ IN THEIR ENTIRETIES AS FOLLOWS:

                  (h) The Company may Incur Pari Passu Indebtedness or Subordinated Indebtedness (and the Subsidiary Guarantors may Incur Pari Passu Indebtedness or Subordinated Indebtedness in the form of Guarantees of such Pari Passu Indebtedness or Subordinated Indebtedness of the Company, as applicable) and any Subsidiary Guarantor may Incur Non-Recourse Indebtedness, in an aggregate amount for all such Indebtedness (including any related Refinancing Indebtedness) at any time outstanding not to exceed $20,000,000, less the principal amount (or, if less, the accreted value) of Priority Notes then outstanding.

                  (i) The Company and the Restricted Subsidiaries may Incur the Priority Note Obligations.

                  10. SECTION 1014 IS HEREBY AMENDED TO MODIFY CLAUSES (A), (E) AND (H) AND TO ADD A NEW CLAUSE (I) TO READ IN THEIR ENTIRETIES AS FOLLOWS:

                  (a) restrictions imposed by the Note Documents, the Priority Note Agreement, the Priority Notes or the Priority Notes Collateral Documents.

                                      * * *

                  (e) any such contractual encumbrance imposed by or in connection with the Incurrence of any Permitted FF&E Financing or working capital Indebtedness permitted pursuant to clause (c) of Section 1012, provided such encumbrance does not have the effect of restricting the payment of dividends to the Company or any Restricted Subsidiary or the payment of Indebtedness owed to the Company or any Subsidiary Guarantor or reducing the amount of any such dividends or payments,

                                      * * *

                  (h) any such contractual encumbrances imposed on Main Street in connection with the acquisition thereof with Permitted Black Hawk Indebtedness in the form of Non-Recourse Indebtedness.

                  (i) replacements of restrictions imposed pursuant to clauses
(a) through (h) that are no more restrictive than those being replaced.

                  11. SECTION 1016 IS HEREBY AMENDED TO MODIFY SUBCLAUSE (A) OF PARAGRAPH (A) TO READ IN ITS ENTIRETY AS FOLLOWS:

                  (A) within 210 days after the date of the Asset Sale (the "REINVESTMENT PERIOD"), the Net Cash Proceeds therefrom are either (1) reinvested in assets or property directly related to a Related Business of the Company or such Restricted Subsidiary (or the Company or such Restricted Subsidiary shall have entered into a binding obligation to make such an investment), (2) applied to pay Priority Note Obligations, or (3) in accordance with the procedures set forth in this Section 1016 and Section 1110, applied, pursuant to an offer (a "ASSET SALE PURCHASE OFFER") to purchase from the Holders, to the repurchase for cash from Holders accepting such Asset Sale Purchase Offer, of the maximum principal amount of Notes that may be purchased out of that portion, if any, of the Net Cash Proceeds of such Asset Sale that is not reinvested pursuant to clause (1) or applied pursuant to clause (2) within the Reinvestment Period ("EXCESS PROCEEDS"), at a purchase price of 100% of principal amount, plus accrued interest to the Purchase Date (the "ASSET SALE PURCHASE PRICE"),

                  12. SECTION 1017 IS HEREBY AMENDED TO MODIFY PARAGRAPH (B) TO READ IN ITS ENTIRETY AS FOLLOWS:

                  (b) Notwithstanding the foregoing, (i) no Liens referred to in clauses (n) through (o) of the definition of Permitted Liens may attach to any Excluded Assets (other than Liens granted on Fitzgeralds Black Hawk and the other assets of Main Street in connection with the incurrence of Permitted Black Hawk Indebtedness which is Non-Recourse Indebtedness), and (ii) no Lien referred to in clauses (n) through (p) of the definition of Permitted Lien may attach to any assets of FNYI or FAMI. Without limitation of the other provisions of the Note Documents, this subsection (b) shall apply to the assets referred to in this subsection notwithstanding any transfer thereof to any other Restricted Subsidiary or the Company after the Issue Date.

                  13. SECTION 1020 IS HEREBY AMENDED TO MODIFY SUBCLAUSES (A),
(B) AND (E) OF CLAUSE (III) OF PARAGRAPH (A) TO READ IN THEIR ENTIRETIES AS
FOLLOWS:


                  (A) in the case of the Company, an Accounts Pledge Agreement securing the Secured Obligations of the Company and, until Discharge of the Priority Obligations, the Priority Note Obligations with a first priority Lien in the Asset Sale Account, the Net Cash Proceeds deposited therein, and all proceeds thereof (including all Cash Equivalents in which such Net Cash Proceeds or proceeds may from time to time be invested (collectively, the "ASSET SALE ACCOUNT COLLATERAL");

                  (B) in the case of a Subsidiary Guarantor, (1) an Accounts Pledge Agreement securing the Subsidiary Guarantee of and all Permitted Intercompany Loans from time to time made to such Person and, until Discharge of the Priority Obligations, the Priority Note Obligations with priority Liens in the Asset Sale Account Collateral, and (2) an amendment to Schedule B-2 of the Company Pledge Agreement and the related financing statements, adding the Accounts Pledge Agreement referred to in (1) to the Collateral listed therein;

                                      * * *

                  (E) an Opinion of Counsel to the effect that (1) each Accounts Pledge Agreement and other Collateral Document required by this Section 1020(a) is the legal, valid and binding obligation of the Note Party party thereto and creates a perfected security interest in the Collateral thereunder, as security for the Secured Obligations, any Permitted Intercompany Loans or Permitted Intercompany Notes and, until Discharge of the Priority Obligations, the Priority Note Obligations, in the order of priority set forth in Section 1202(b), and (2) the Company has taken all steps required to be taken under Sections 1016(c) and 1202(c) and this Section 1020(a).

                  14. SECTION 1020 IS HEREBY FURTHER AMENDED TO MODIFY SUBCLAUSE
(A) OF CLAUSE (II) OF PARAGRAPH (C) TO READ IN ITS ENTIRETY AS FOLLOWS:

                  (A) such amendments to the Subsidiary Security Agreement or Subsidiary Pledge Agreement and such Subsidiary Mortgages, Subsidiary Ship Mortgages, financing statements, notices of security interest, assignments or other Collateral Documents executed by such Subsidiary, as may be reasonably required to create first priority and second priority Liens in favor of the Collateral Agent on behalf of the Beneficiaries and the Company, respectively, on all Additional Collateral, securing the Secured Obligations of such Subsidiary under the Subsidiary Guarantee (if any), the Permitted Intercompany Loans and, until Discharge of the Priority Obligations, the Priority Note Obligations;

                  15. SECTION 1020 IS HEREBY FURTHER AMENDED TO MODIFY SUBCLAUSE
(A) OF CLAUSE (II) OF PARAGRAPH (D) TO READ IN ITS ENTIRELY AS FOLLOWS:

                  (A) such amendments to existing Collateral Documents and additional Mortgages, Ship Mortgages or other Collateral Documents, executed by the Company, as may be reasonably required to create first priority Liens in favor of the Collateral Agent on behalf of the Beneficiaries on all Additional Collateral, securing the Secured Obligations of the Company and, until Discharge of the Priority Obligations, the Priority Note Obligations;

                  16. SECTION 1201 IS HEREBY AMENDED TO ADD A NEW PARAGRAPH (D) TO READ IN ITS ENTIRETY AS FOLLOWS:

                  (d) Until Discharge of the Priority Obligations, the Trustee shall act as Collateral Agent for the holders of Priority Note Obligations, as well as for the Beneficiaries, and in such capacity shall (i) enter into and accept the Priority Notes Collateral Documents, (ii) accept or enter into any additional Collateral Documents which the Company or any Restricted Subsidiary may be required to deliver only if such Collateral Documents state that, until Discharge of the Priority Obligations, the Priority Note Obligations shall be secured thereby and the Collateral Agent shall hold the Priority Notes Collateral both for the holders of the Priority Notes and other Priority Note Obligations and for the Beneficiaries, and (iii) hold and enforce the Liens created by the Priority Notes Collateral Documents for the benefit of both the holders of the Priority Notes and other Priority Note Obligations and the Beneficiaries, subject to the provisions of this Indenture.

                  17. SECTION 1202 IS HEREBY AMENDED TO MODIFY PARAGRAPHS (B) AND (D) TO READ IN THEIR ENTIRETIES AS FOLLOWS:

                  (b) Notwithstanding any provision to the contrary in this Indenture or any of the Collateral Documents, until Discharge of the Priority Obligations, (i) all Liens held by the Trustee or Collateral Agent as security both for Priority Note Obligations and for Secured Obligations shall secure Priority Note Obligations in preference and priority over Secured

Obligations, (ii) all Liens held by the Trustee or Collateral Agent upon any property of any Subsidiary Guarantor as security for Priority Note Obligations and also as security for Permitted Intercompany Notes or Permitted Intercompany Loans and for the Subsidiary Guarantee and other Secured Obligations shall secure, in order of preference and priority, first, the Priority Note Obligations, second, such Permitted Intercompany Notes and Permitted Intercompany Loans, and third, the Subsidiary Guarantee and such other Secured Obligations, and (iii) all proceeds received by the Collateral Agent under any policy of casualty insurance or title insurance covering any Collateral shall be applied in the order of priority set forth in clause (ii) herein.

                  The Company, Subsidiary Guarantors, Trustee and Holders acknowledge and agree that the purpose and intent of the foregoing provision is that, until Discharge of the Priority Obligations:

                  (i) All Liens held by the Trustee or Collateral Agent pursuant to the Collateral Documents shall secure the Priority Note Obligations, and, to the extent a grant of such security may be required under the laws of any jurisdiction in which any Collateral is located, the Company and the Subsidiary Guarantors hereby grant to the Trustee, as Collateral Agent, a security interest in and Lien upon all of the Collateral as security for the payment when due of each and all of the Priority Note Obligations upon the terms and conditions set forth in the Collateral Documents;

                  (ii) All Liens held by the Trustee or Collateral Agent as security for Priority Note Obligations shall secure the Priority Note Obligations in preference and priority over the Notes, the Subsidiary Guarantees and all other Secured Obligations;

                  (iii) All Liens granted by any Subsidiary Guarantor pursuant to the Collateral Documents upon any property of such Subsidiary Guarantor, whether real, personal or mixed, as security both for Permitted Intercompany Loans or Permitted Intercompany Notes and as security for a Subsidiary Guarantee or other Secured Obligations shall be (and hereby are) reprioritized so that such Liens shall be (and are hereby declared and agreed to be) first, prior and senior Liens insofar as they secure such Permitted Intercompany Loans or Permitted Intercompany Notes and junior Liens (subject only to the provisions of clause (ii) above and to such first, prior and senior Liens) insofar as they secure such Subsidiary Guarantee and other Secured Obligations; and

                  (iv) The Trustee or Collateral Agent shall hold and be entitled to enforce all such Permitted Intercompany Loans and Permitted Intercompany Notes, as secured by such reprioritized first, prior and senior Liens, as part of the Priority Notes Collateral and as first and prior collateral security for the Priority Note Obligations.

                  The Company, Subsidiary Guarantors and Trustee agree to execute and deliver (if required, in duly attested and recordable form) any and all amendments and supplements to the Collateral Documents that may reasonably be requested by any holder of Priority Notes in order to further assure that the foregoing purpose and intent are reflected in any instrument or agreement that may be required or appropriate under the laws of any jurisdiction in which any Collateral is located or to reflect the agreements herein set forth in a document filed for public record or otherwise to perfect and prioritize any Lien held by the Trustee or Collateral Agent as security for Priority Note Obligations.

                  Subject to the foregoing and except as otherwise expressly provided herein and the other Note Documents, at all times while any Notes remain Outstanding, (i) the Secured Obligations of the Company are required to be secured by a first priority, perfected Lien on all of the following (not including Excluded Assets):

                           (A) the Company's Equity Interests in all present and
future Restricted Subsidiaries held by the Company, substantially on the terms set forth in and contemplated by the Company Pledge Agreement;

                           (B) all existing and later created Permitted
Intercompany Loan Collateral, substantially on the terms set forth in and contemplated by the Company Pledge Agreement;

                           (C) the Note Proceeds Account Collateral,
substantially on the terms set forth in and contemplated by the Company Accounts Pledge Agreement;

                           (D) under the circumstances described in Section
1020(a) with respect to the Company, all Asset Sale Account Collateral, substantially on the terms set forth in and contemplated by the Company Accounts Pledge Agreement; and

                           (E) substantially all of the Company's present and
future assets not referred to in (A), (B), (C) or (D), including real estate (including leasehold properties), fixtures and personal property, substantially on the terms set forth in and contemplated by the Company Security Agreement, a Mortgage, a Ship Mortgage or other relevant Collateral Documents covering Collateral of the same type.

                  (ii) The Subsidiary Guarantee of each Subsidiary Guarantor shall be secured by first priority perfected Liens on all of the following (not including Excluded Assets):

                           (A) all Equity Interests in other present and future
Restricted Subsidiaries held by such Subsidiary Guarantor, substantially on the terms set forth in and contemplated by the Subsidiary Pledge Agreement;

                           (B) in the case of PLEC and each other Subsidiary
Guarantor that may from time to time acquire a vessel eligible for registration with the US Coast Guard, the Fitzgeralds Tunica Gaming Vessel or such other vessel, as the case may be, substantially on the terms set forth in and contemplated by the PLEC Ship Mortgage or any other Subsidiary Ship Mortgage;

                           (C) under the circumstances described in Section
1020(a) with respect to such Subsidiary Guarantor, all Asset Sale Account Collateral, substantially on the terms set forth in and contemplated by an Accounts Pledge Agreement; and

                           (D) substantially all present and future assets of
such Subsidiary not referred to in (A), (B) or (C), including real estate (including leasehold properties), fixtures and personal property, in each case substantially on the terms set forth in and contemplated by the Subsidiary Security Agreement, a Subsidiary Mortgage or other relevant Collateral Documents covering Collateral of the same type.

                  (iii) All Permitted Intercompany Loans to present and future Restricted Subsidiaries shall be secured by first (or, in the case of Permitted Intercompany Loans to any Subsidiary Guarantor, second) priority perfected Liens on substantially all assets of such Restricted Subsidiaries, other than Excluded Assets, in each case substantially on the terms set forth in and contemplated by the relevant Collateral Documents referred to in Section 1202(b)(ii).

                  Without limitation, if any assets of Fitzgeralds Las Vegas or Fitzgeralds Reno cease to constitute Excluded Assets at any time, the Company or the relevant Restricted Subsidiary shall take such steps are may be required to grant the Liens contemplated by clauses (ii) and (ii) of this subsection (b) in accordance with subsection (d) below.

                  Notwithstanding the foregoing, (i) neither the Company nor any Restricted Subsidiary shall be required to grant a Lien, as security for Priority Note Obligations, upon the capital stock of any Subsidiary of the Company which holds, or which owns a Subsidiary which holds, a Gaming License issued by a Gaming Authority in the State of Nevada or in the State of Mississippi, unless and until all such Gaming Authorities in such State have approved the grant of a Lien upon such capital stock as security for Priority Note Obligations, (ii) any provision of this Section 1202(b) or any Priority Notes Collateral Documents pursuant to which Priority Note Obligations would (but for this clause (ii)) become secured by any such capital stock shall become effective only if and when such approval is granted, and (iii) such provision shall become effective, automatically, unconditionally and irrevocably and without necessity for any further act or deed, immediately when such approval is granted in such State. The Company will file appropriate applications for all such approvals no later than January 10, 1997, will diligently prosecute such applications and will use its best efforts to obtain such approvals in accordance with gaming laws and practice and as promptly as practicable.

                                      * * *

                  (d) If, at any time after the Issue Date, pursuant to subsection (b) of this Section 1202 or otherwise, Liens are required to be created on (i) assets acquired after the Issue Date (including assets acquired in connection with an Asset Sale), (ii) assets that previously constituted Excluded Assets, (iii) assets or Capital Stock of a Person that was not previously a Restricted Subsidiary or Significant Restricted Subsidiary or that did not have outstanding any Permitted Affiliate Loans, or (iv) any other assets not previously subject to a

Lien securing the Secured Obligations and, until Discharge of the Priority Obligations, the Priority Note Obligations, the relevant Note Party shall take all necessary steps toward the creation of such Liens within 10 days after the acquisition of such assets or the date on which such assets first ceased to constitute Excluded Assets or such Person first constituted a Restricted Subsidiary or Significant Restricted Subsidiary or first incurred such Permitted Affiliate Loan, or the date on which such Liens are first required to exist hereunder, as applicable. With respect to assets referred to in clause (iv)(B) of the definition of "Excluded Assets" over which a lien may be granted in favor of the Collateral Agent, if requested by the Company and upon receipt of an Officer's Certificate from the Company certifying that no Default or Event of Default has occurred and is continuing, the Collateral Agent will execute and deliver to the lender under the Permitted FF&E Financing or Non-Recourse Indebtedness, as the case may be, a subordination agreement, in form and substance satisfactory to the Collateral Agent, subordinating the lien in favor of the Collateral Agent in such assets, in order of priority, to the lien in favor of such lender.

                  18. SECTION 1207 IS HEREBY AMENDED TO MODIFY PARAGRAPH (A) TO READ IN ITS ENTIRETY AS FOLLOWS:

                  (a) If (i) each Obligor delivers an Officers' Certificate certifying that all of its obligations under this Indenture have been indefeasibly satisfied and discharged by complying with the provisions of Article Four or Fourteen hereof or (ii) all Outstanding Notes issued under this Indenture shall have been surrendered to the Trustee for cancellation and if the Trustee receives evidence reasonably satisfactory to it that there has been a Discharge of the Priority Obligations, the Collateral Agent, subject to compliance by the Obligors with Section 1206, shall deliver to the Note Parties a certificate stating that the Collateral Agent, on behalf of the Beneficiaries and holders of Priority Note Obligations, disclaims and has given up any and all rights it has in or to the Collateral, and any rights it has under the Collateral Documents, and, upon and after the receipt by the Note Parties of such certificate, the Collateral Agent shall no longer be deemed to hold the Lien in the Collateral for the benefit of the Beneficiaries.

                  19. SECTION 1208 IS HEREBY AMENDED TO MODIFY CLAUSE (II) OF PARAGRAPH (A) TO READ IN ITS ENTIRETY AS FOLLOWS:

                  (ii) take all steps the Collateral Agent is entitled to take under the relevant Collateral Documents for the protection of the Collateral or its priority (including by discharging or paying Liens and claims the Collateral Agent is entitled to discharge or pay), provided the Collateral Agent has received notice of facts indicating that such steps are required for the protection of the Collateral or such Lien or its priority, whether in the Opinion of Counsel required by Section 1202(a), pursuant to any requirement of the Collateral Documents to give such notice, or otherwise.

                  20. SECTION 1309 IS HEREBY AMENDED TO ADD A NEW PARAGRAPH AT THE END THEREOF TO READ IN ITS ENTIRETY AS FOLLOWS:

                  Notwithstanding anything contained herein to the contrary, in the event that a Subsidiary Guarantor acquires Main Street pursuant to the Main Street Option Agreement with Permitted Black Hawk Indebtedness in the form of Non-Recourse Indebtedness (for which only Main Street is liable), the Subsidiary Guarantee of Main Street shall provide that it will not become enforceable unless and until the lender of such Permitted Black Hawk Indebtedness exercises any remedy available to it under the agreements governing such Permitted Black Hawk Indebtedness for the acceleration or collection of such Permitted Black Hawk Indebtedness or for the foreclosure or any other enforcement of any Lien governing such Permitted Black Hawk Indebtedness.

                  21. A NEW ARTICLE SIXTEEN IS HEREBY ADDED TO READ IN ITS ENTIRETY AS FOLLOWS:

                                 ARTICLE SIXTEEN

                    SUBORDINATION OF NOTES TO PRIORITY NOTES

                  SECTION 1601.  SUBORDINATION.

                  The Company, each Subsidiary Guarantor and each Holder hereby covenant and agree, for the benefit of each present and future holder of any Senior Claims, that the Subordinated Claims are and shall be postponed, subordinated and junior in right of payment to the prior payment in full of all Senior Claims, on the terms and conditions set forth in this Article Sixteen.

                  SECTION 1602.  PAYMENT.

                  Until Discharge of the Priority Obligations, the Company and its Restricted Subsidiaries shall not make, and the Holders of the Notes will not demand, accept, receive or retain, any payment or distribution of any kind or character, whether in cash, property, securities or otherwise, on account or in respect of any Subordinated Claim, PROVIDED, HOWEVER, that

                           (a) interest (including Contingent Interest) on the Notes may be paid on or after the date payment thereof is due, if no payment of principal or interest on the Priority Notes is then past due,

                           (b) the Company may make and perform an Asset Sale Purchase Offer from Excess Proceeds pursuant to Section 1016, but only
         (i) to the extent the holders of the Priority Notes have declined to accept an offer by the Company to apply the Net Cash Proceeds from which such Excess Proceeds were derived first to the payment of the Priority Notes (with premium, if any) and (ii) if no Bankruptcy, Insolvency or Liquidation Proceeding is then pending, and

                           (c) the Company may make and perform a Change of Control Purchase Offer pursuant to Section 1109, but only (i) to the extent that the holders of the Priority Notes have declined to accept an offer by the Company to repurchase or retire the Priority Notes in full (with premium, if any) and (ii) if not Bankruptcy, Insolvency or Liquidation Proceeding is then pending.

                  SECTION 1603.  BANKRUPTCY, INSOLVENCY OR LIQUIDATION
PROCEEDINGS.

                  (a) In the event of any Bankruptcy, Insolvency or Liquidation Proceeding:

                           (i) all Senior Claims shall be paid in full in cash before any holder of Subordinated Claims shall be entitled to receive any payment or distribution of any kind or character, whether in cash, property, securities or otherwise, in such Bankruptcy, Insolvency or Liquidation Proceeding on account or in respect of any Subordinated Claim;

                           (ii) the holders of Senior Claims shall be entitled to receive any and all payments and distributions of every kind or character, whether in cash, property, securities or otherwise (including, without limitation, any such payment or distribution which may become payable or deliverable by reason of the payment of any other claim against the Company or any Subsidiary Guarantor being subordinated to the payment of any Subordinated Claim), that may become payable or deliverable on account or in respect of any Subordinated Claim, for application to the payment of all Senior Claims, until the holders of Senior Claims have received payment of all Senior Claims in full and in cash; and

                           (iii) all such payments and distributions on account or in respect of Subordinated Claims shall be delivered by the debtor, trustee, receiver, disbursing agent or other person making such payment or distribution in such Bankruptcy, Insolvency or Liquidation Proceeding directly to the holders of Senior Claims. If such payment or distribution consists of any property or securities other than cash,
         (i) such payment or distribution shall not be deemed applied to the payment of Senior Claims at any adjudicated or imputed value and (ii) such payment or distribution and all other and future non-cash payments and distributions on account or in respect of Subordinated Claims shall be delivered to and held by the holders of Senior Claims, until cash proceeds from such non-cash payments and distributions have been received by the holders of Senior Claims in an amount sufficient (with any other cash paid or distributed to them by or on behalf of the Company or any Subsidiary Guarantor) to pay, in full and in cash, all Senior Claims (including, without limitation, all Disallowed Post-Petition Interest/Expense Claims accrued or arising through the date on which cash proceeds in such amount are received).

                  (b) If the holder of any Subordinated Claim fails to file a proof of claim or other statement or demand in respect of such Subordinated Claim in a Bankruptcy, Insolvency or Liquidation Proceeding prior to the 30th day preceding any bar date or other deadline for filing a proof of claim or other such statement or demand therein, or if any such proof of claim, statement or demand filed by such holder prior to such day is in any respect inadequate or insufficient (in the good faith opinion of any holder of a Senior Claim), then each holder of a Senior Claim shall have the right, but not the obligation, to execute and deliver (in the name of the holder of such Subordinated Claim or in its own name but on behalf of the holder of such Subordinated Claim, as such holder of a Senior Claim may elect) and file in such Bankruptcy, Insolvency or Liquidation Proceeding any proof of claim, statement or demand which such holder of a Senior Claim may determine to be required or appropriate in respect of such Subordinated Claim.

                  (c) To the extent necessary or reasonably appropriate to permit the holders of Senior Claims to exercise the right granted to them under this Section 1603(d), each holder of Subordinated Claims hereby constitutes and appoints each holder of a Senior Claim as its attorney-in-fact and agent, with full power of substitution and delegation, to execute, deliver and file any such proof of claim, statement or demand as herein provided, and the power of attorney granted herein (being coupled with an interest) is and shall be in all respects irrevocable.

                  (d) No holder of a Senior Claim shall, by executing, delivering or filing any such proof of claim, statement or demand, become liable or responsible in any respect for the legality, adequacy or sufficiency thereof.

                  (e) No holder of a Senior Claim shall have the right, as holder of a Senior Claim or by reason of the subordination provided herein, to vote any Subordinated Claim in any Bankruptcy, Insolvency or Liquidation Proceeding.

                  SECTION 1604. TURNOVER.

                  If and in each instance that, notwithstanding the provisions of Sections 1602 and 1603, the Trustee or any holder of any Subordinated Claim receives any payment or distribution of any kind or character, whether in cash, property, securities or otherwise (including, without limitation, any such payment or distribution which may become payable or deliverable by reason of the payment of any other claim against the Company or any Subsidiary Guarantor being subordinated to the payment of any Subordinated Claim but excluding any payment or distribution expressly permitted to be made pursuant to Section 1602), on account or in respect of any Subordinated Claim at any time when any Senior Claim is outstanding, then and in each such event:

                           (a) the Trustee or the holder of such Subordinated
Claim shall forthwith pay over, transfer and deliver such payment or distribution to the holders of Senior Claims, whether or not any Bankruptcy, Insolvency or Liquidation Proceeding is then pending, until all Senior Claims have been paid in full in cash; and

                           (b) the Trustee and each holder of a Subordinated
Claim shall, and hereby agrees to, hold in trust for the holders of Senior Claims, in the identical form received

(except for any necessary endorsement to holders of Senior Claims) and as trustee of an express trust, all payments and distributions required to be paid over, transferred and delivered pursuant to this Section 1604.

                  SECTION 1605.  PROCEEDS OF COLLATERAL SUBJECT TO
SUBORDINATION.

                  All proceeds of Collateral that may at any time be or become payable or deliverable to any holder of any Subordinated Claim shall be delivered directly to the holders of Senior Claims, in the same manner and on the same terms as any other payment or distribution on account or in respect of any Subordinated Claim.

                  SECTION 1606.  SUBROGATION.

                  In any Bankruptcy, Insolvency or Liquidation Proceeding, subject to the prior payment in full and in cash of all Senior Claims, the holders of Subordinated Claims shall have and may enforce any and all rights of subrogation accorded by law in respect of any payment or distribution on account of any Subordinated Claim that is applied to the payment of any Senior Claim pursuant to the provisions of this Article Sixteen. For such purposes:

                  (a) no right of subrogation shall be available to or may be enforced by any holder of any Subordinated Claim, unless and until there has been a Discharge of the Priority Obligations;

                  (b) no holder of any Senior Claim makes any representation or warranty, or shall otherwise have any responsibility, as to whether any such right of subrogation is accorded or available to any holder of any Subordinated Claim or is enforceable by it in any particular circumstance;

                  (c) no holder of any Senior Claim shall have any duty to any holder of any Subordinated Claim to ensure, perfect, protect, enforce or maintain any right, remedy, lien or interest that might otherwise be accorded or available to or enforceable by it or by any holder of any Senior Claim or Subordinated Claim. The subordination provided herein and the rights of the holders of Senior Claims hereunder shall remain fully enforceable on the terms set forth herein, regardless of any act, omission or circumstance (whether or not attributable to any holder of any Senior Claim and whether or not wrongful) which does or might in any manner or in any respect destroy, limit, reduce, affect or impair any right of subrogation otherwise accorded or available to or enforceable by any holder of any Subordinated Claim. Each holder of any Senior Claim shall remain utterly free to take or fail to take any and all actions in respect of any Senior Claim or any person or entity liable therefor or any collateral security therefor (including, without limitation, each and all of the acts, omissions and matters described in Section 1607), without exonerating any holder of a Subordinated Claim, even if any right of subrogation is destroyed, limited, reduced, affected or impaired thereby;

                  (d) the subordination provided herein and the rights of the holders of Senior Claims hereunder shall be fully enforceable as to all Senior Claims that are Disallowed Post-

Petition Interest/Expense Claims, even if and even though no right of subrogation is available in respect of such Disallowed Post-Petition Interest/Expense Claims; and

                  (e) for purposes of enforcing any right of subrogation on the terms set forth in this Section 1606, no payment or distribution on account of any Subordinated Claim applied to the payment of a Senior Claim shall, as between the Company and the Subsidiary Guarantors and the holder of such Subordinated Claim and to the extent of the payment or distribution so applied, discharge the liability of the Company or any Subsidiary Guarantor for the payment of such Senior Claim or any Lien securing such Senior Claim and, to this end, the Company and the Subsidiary Guarantors shall remain obligated to pay such Senior Claim in full and all Liens securing such Senior Claim shall remain outstanding and enforceable, notwithstanding any such application. To the extent necessary to accomplish the foregoing, the provisions of this Section 1606(e) and all provisions added to the Indenture by the First Supplemental Amendment and all provisions of the Priority Notes Collateral Documents shall survive and remain enforceable after Discharge of the Priority Obligations and any discharge of the First Supplemental Indenture.

                  SECTION 1607. SUBORDINATION NOT PREJUDICED, AFFECTED OR IMPAIRED.

                  (a) No right of the holders of Senior Claims to enforce subordination as provided in this Article Sixteen shall at any time in any way be prejudiced, affected or impaired by any act or failure to act on the part of the Company or any Subsidiary Guarantor or by any act or failure to act on the part of any holder of Senior Claims or by any breach or default by the Company or any Subsidiary Guarantor in the performance or observance of any promise, covenant or obligation enforceable by any holder of Subordinated Claims, regardless of any knowledge thereof that any holder of Senior Claims may have or otherwise be charged with, or by any breach or default by any holder of Senior Claims in the performance or observance of any promise, obligation or duty enforceable by the Company or any of its Subsidiaries.

                  (b) Without in any way limiting the generality of the foregoing, each holder of Senior Claims may at any time and from time to time, without the consent of or notice to any holder of Subordinated Claims, without incurring any responsibility or liability to any holder of Subordinated Claims and without in any manner prejudicing, affecting or impairing the subordination provided herein or the obligations of the holders of Subordinated Claims under this Article Sixteen:

                      (i) purchase securities of, make loans and advances to, or otherwise extend credit to or for account of the Company or any Restricted Subsidiary, subject to Section 1012; provided, however, that, except for the Priority Notes, no such securities, loans, advances or extensions of credit shall, even if permitted under Section 1012, constitute Senior Claims;

                      (ii) change the manner, place or terms of payment or extend the maturity to no later than December 31, 1999, alter, compromise, accelerate or modify any Senior Claim or any agreement or obligation of the Company or any Subsidiary Guarantor or any other person or entity in any manner related thereto;

                      (iii) reduce the amount of any Senior Claim or the interest thereon;

                      (iv) release or discharge any Senior Claim or any guaranty thereof or any agreement or obligation of the Company or any Subsidiary Guarantor or any other person or entity with respect thereto;

                      (v) take or fail to take any collateral security for any Senior Claim (except that Senior Claims shall only be secured pursuant to Priority Financing Collateral Documents) or take or fail to take any action which may be necessary or appropriate to ensure that any Lien upon any property securing any Senior Claim is duly enforceable or perfected or entitled to priority as against any other Lien or to ensure that any proceeds of any property subject to any Lien are applied to the payment of any Senior Claim;

                      (vi) release, discharge or permit the lapse of any or all Liens at any time securing any Senior Claim; or

                      (vii) direct the Trustee or Collateral Agent to exercise or enforce, in any manner, order or sequence, or fail to direct the Trustee or Collateral Agent as to the exercise or enforcement of, any right or remedy against the Company or any Subsidiary Guarantor or any collateral security or any other person, entity or property in respect of any Senior Claim or Lien securing any Senior Claim or any right under this Article Sixteen or take or fail to take any other action as to any Priority Notes Collateral.

                  (c) No exercise, delay in exercising or failure to exercise any right arising under this Article Sixteen, no act or omission of any holder of any Senior Claim in respect of the Company or any Subsidiary Guarantor or any other person or entity or any collateral security for any Senior Claim or any right arising under this Article Sixteen, no change, impairment, or suspension of any right or remedy of any holder of any Senior Claim, and no other act, failure to act, circumstance, occurrence or event which, but for this provision, would or could act as a release or exoneration of the obligations of the holders of Subordinated Claims hereunder shall in any way affect, decrease, diminish or impair any of the obligations of any holder of Subordinated Claims under this Article Sixteen or give any holder of Subordinated Claims or any other person or entity any recourse or defense against any holder of Senior Claims in respect of any right arising under this Article Sixteen.

                  SECTION 1608.  REDEMPTION, PURCHASE, DEFEASEANCE OR EXCHANGE.

                  Any redemption, purchase, defeasance or exchange of any Subordinated Claim, whether or not required or permitted under this Indenture, shall, for the purposes of this Article Sixteen, constitute a payment or distribution on account of such Subordinated Claim.

                  SECTION 1609.  REINSTATEMENT.

                  If any payment or distribution at any time made on account or in respect of any Senior Claim is thereafter rescinded, recovered, set aside, avoided or required to be returned, then such Senior Claim and all rights of the holder of such Senior Claim to enforce subordination as set forth herein and all Liens securing Priority Note Obligations shall be automatically and unconditionally reinstated, as fully as if such payment or distribution had never been made. To the extent necessary to accomplish the foregoing, the provisions of this Article Sixteen and all Liens securing Priority Note Obligations shall survive and remain enforceable after Discharge of the Priority Obligations and discharge of the First Supplemental Indenture.

                           22.      A NEW ARTICLE SEVENTEEN IS HEREBY ADDED TO
READ IN ITS ENTIRETY AS FOLLOWS:

                                ARTICLE SEVENTEEN

                           MODIFICATION AND DISCHARGE
                                       OF
                        THE FIRST SUPPLEMENTAL INDENTURE

                  SECTION 1701. ACTION BY PRIORITY NOTEHOLDERS BINDS ALL SENIOR CLAIMS.

                  The holders of the Priority Notes (or such number of them as may, under the Priority Notes Agreement, the power to bind all of them) shall have the right and power (subject to Sections 901 and 902) to modify, amend, waive, release or discharge the provisions added to the Indenture by the First Supplemental Indenture and the Priority Notes Collateral Documents, but only pursuant to a written agreement executed and delivered by them, and all such written agreements shall be binding upon and may be enforced against all other holders of Senior Claims, without any requirement that such other holders receive notice thereof or give consent thereto.

                  SECTION 1702. ENFORCEABLE BY PRIORITY HOLDERS; ACCEPTANCE; RELIANCE.

                  Each and all of the amendments made to this Indenture by the First Supplemental Indenture and each and all of the Priority Notes Collateral Documents and the benefit of the Liens securing Priority Note Obligations created thereby are intended to inure directly to the benefit of each present and future holder of Priority Note Obligations or Senior Claims and may be enforced by them in any lawful manner. Notice of acceptance thereof by any such holder is hereby waived. Reliance thereon by each such holder shall be conclusively presumed.

                  SECTION 1703. DISCHARGE OF THE FIRST SUPPLEMENTAL INDENTURE AND PRIORITY LIENS.

                  (a) Subject only to Sections 1606(e) and 1609 and to paragraph
(b) of this Section 1703, the amendments made to this Indenture by the First Supplemental Indenture and, to the extent they secure Priority Note Obligations, all Liens securing Priority Note Obligations shall be discharged upon Discharge of the Priority Obligations.

                  (b) The following amendments made to this Indenture by the First Supplemental Indenture shall survive the discharge of the Priority Obligations:

                      (i) the addition of the defined term "Fitzgeralds Black Hawk" to Section 101;

                      (ii) the amendment of the defined term "Excluded Assets" and "Permitted Black Hawk Indebtedness" in Section 101;

                      (iii) the amendment of clause (h) and addition of clause
                            (i) to Section 1014;

                      (iv)  the amendment of paragraph (b) of Section 1017;

                      (v) the amendment of Section 1309 to add a new paragraph thereto; and

                      (vi)  this paragraph (b) of Section 1703.

         23. FOR ALL PURPOSES OF THIS FIRST SUPPLEMENTAL INDENTURE, EXCEPT AS OTHERWISE HEREIN EXPRESSLY PROVIDED OR UNLESS THE CONTEXT OTHERWISE REQUIRES, THE TERMS AND EXPRESSIONS USED HEREIN SHALL HAVE THE SAME MEANINGS AS CORRESPONDING TERMS AND EXPRESSIONS USED IN THE INDENTURE.

         24. EXCEPT AS HEREBY EXPRESSLY AMENDED, THE INDENTURE AND THE NOTES ISSUED THEREUNDER ARE IN ALL RESPECTS RATIFIED AND CONFIRMED AND ALL TERMS, CONDITIONS AND PROVISIONS THEREOF SHALL REMAIN IN FULL FORCE AND EFFECT.

         25. THIS FIRST SUPPLEMENTAL INDENTURE SHALL FORM A PART OF THE INDENTURE FOR ALL PURPOSES, AND EVERY HOLDER OF NOTES HERETOFORE OR HEREAFTER AUTHENTICATED AND DELIVERED SHALL BE BOUND HEREBY.

         26. THIS FIRST SUPPLEMENTAL INDENTURE MAY BE EXECUTED IN ANY NUMBER OF COUNTERPARTS, EACH OF WHICH WHEN SO EXECUTED SHALL BE DEEMED TO BE AN ORIGINAL, AND ALL OF WHICH WHEN TAKEN TOGETHER SHALL CONSTITUTE ONE AND THE SAME INSTRUMENT.

         27. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

         IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be duly executed, and their respective seals to be affirmed, all as of the date and year first written above.


                                       ISSUER

Attest:                                FITZGERALDS GAMING CORPORATION


__________________________________     By: _______________________________
Name:                                      Philip D. Griffith, President
Title:
                                       SUBSIDIARY GUARANTORS

Attest:                                FITZGERALDS SOUTH, INC.


__________________________________     By: _______________________________
Name:                                      Philip D. Griffith, President
Title:
Attest:                                FITZGERALDS RENO, INC.


__________________________________     By: _______________________________
Name:                                      Philip D. Griffith, President
Title:
Attest:                                FITZGERALDS INCORPORATED


__________________________________     By: _______________________________
Name:                                      Philip D. Griffith, President
Title:
Attest:                                FITZGERALDS LAS VEGAS, INC.


__________________________________     By: _______________________________
Name:                                      Philip D. Griffith, President
Title:
Attest:                                FITZGERALDS FREMONT EXPERIENCE
                                       CORPORATION


__________________________________     By: _______________________________
Name:                                      Philip D. Griffith, President
Title:

Attest: FITZGERALDS MISSISSIPPI, INC. (Formerly POLK LANDING ENTERTAINMENT CORPORATION)

__________________________________     By: _______________________________
Name:                                      Philip D. Griffith, President
Title:


Attest:                                FITZGERALDS BLACK HAWK, INC.


__________________________________     By: _______________________________
Name:                                      Philip D. Griffith, President
Title:

                                        TRUSTEE AND COLLATERAL AGENT

Attest:                                WELLS FARGO BANK, N.A. (Formerly FIRST
                                       INTERSTATE BANK OF NEVADA, N.A.)

__________________________________     By: _______________________________
Name:                                      [           ]
Title:

                                                                EXHIBIT C


                         FITZGERALDS GAMING CORPORATION

                     SUMMARY OF TERMS FOR PRIVATE PLACEMENT

Issuer..............    Fitzgeralds Gaming Corporation ("Fitzgeralds" or the
                        "Company").

Issue.................  Senior Secured Noted (the "New Notes").

Pre-Closing...........  Thursday, December 26, 1996.

Settlement Date.......  Friday, December 27, 1996.

Issue Proceeds........  $4,999,700.

Issue Price...........  85.000%.

Face Amount...........  $5,882,000.

Maturity..............  December 31, 1998.

Coupon................  13.000%, payable semi-annually in arrears, commencing
                        June 30, 1997.

Purchasers............  Each holder of Existing Senior Secured Notes shall have the right to participate in the New Notes pro rata with their holdings of the Existing Senior Secured Notes.
                        TCW will backstop the Issue in return for a backstop fee of 2% of the Issue Proceeds.

Purchasers' Counsel...  Latham & Watkins.

Legal Expenses........  To be reimbursed by the Company.

Security..............  Super senior to the Existing Senior Secured Notes.  (1)
                        There will be a subordination agreement among the holders of the Existing Senior Secured Notes and the purchasers of the New Notes. (2) Additional liens and guarantees on the Company's assets will be obtained. The Pledge of stock of the Nevada subsidiaries will be made upon receipt of Nevada Gaming Commission Approval by May 31, 1997.

Consent Solicitation..  Consents are required from each of the holders of the
                        Existing Senior Secured Notes.

Warrants (Attached to
the Notes)............  None.

                         FITZGERALDS GAMING CORPORATION


Mandatory Redemption..  None.

Optional Redemption...  Redeemable at any time on 10 days notice at a price (the
                        "Call Price") calculated to yield 22.6% on a bond yield (semi-annual equivalent) basis.

Principal Covenants...  Same as Existing Senior Secured Notes.  New Notes to
                        have right of first redemption over Existing Senior Secured Notes in the event of an Asset Sale Offer.

Change of Control.....  Same as Existing Senior Secured Notes.

Contingent Interest...  None.



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